Exhibit 3.1

THE COMPANIES LAW, 5759-1999
TENTH AMENDED
ARTICLES OF ASSOCIATION
OF
TABOOLA.COM LTD.

1.	Company Name

The name of the Company is “TABOOLA.COM LTD.” (the “Company”).

2.	Purpose

The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Israeli Companies Law, 5759-1999 (the “Companies Law”).

3.	Interpretation; Definitions

(a)
Unless the subject or the context otherwise requires: (i) words and expressions defined in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; (ii) words and expressions importing the singular shall include the plural and vice versa; (iii) words and expressions importing the masculine gender shall include the feminine gender; and (iv) words and expressions importing persons shall include bodies corporate.

(b)	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

(c)
The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law shall govern.

(d)	The following capitalized terms shall have the following meaning:

“Articles”	The Articles of Association of the Company as amended, from time to time, according to these Articles and the Law.

“Deemed Liquidation Event”
(a) in the event of a consolidation, merger, acquisition or reorganization of the Company with or into, or a sale of all or substantially all of the Company’s assets, or substantially all of the Company’s issued and outstanding share capital, excluding a transaction in which shareholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction (provided, however, that shares of the surviving entity held by shareholders of this Company acquired by means other than the exchange or conversion of the shares of this Company shall not be used in determining if the shareholders of this Company own more than fifty percent (50%) of the voting power of the surviving entity (or its parent), but shall be used for determining the total outstanding voting power of the surviving entity); (b) the transfer or grant of an exclusive license to all or substantially all of the Company’s intellectual property or those of a subsidiary thereof not in the ordinary course of business; or (c) in the event that pursuant to a transaction or series of transactions a person or entity acquires fifty percent (50%) or more of the issued and outstanding shares of the Company, all or substantially all of the assets of the Company, or the right to appoint or elect at least fifty percent (50%) or more of the members of the Board of Directors except in a bona-fide financing transaction of the Company in which fifty percent (50%) or more of the issued and outstanding shares of the Company is issued to a person or entity by the Company in exchange for an equity investment in the Company.

“Excluded Series E Holder”
(a) Any holder of Preferred E Shares that “beneficially owns” (as defined in Rule 13d-3 under the US Securities Exchange Act of 1934, as amended) at least 25% of the then-outstanding Preferred E Shares, and (b) Fidelity for so long as Fidelity owns at least 25% of the Preferred E Shares initially purchased by it or at least 11.3% of the then-outstanding Preferred E Shares.

“Excluded Transfers”
Transfers of shares (x) pursuant to purchase agreements to which the Company is party and which are conditioned upon the consummation of a transaction resulting in the Company’s shares becoming publicly traded or in which the Company’s shares will be exchanged for shares in a publicly traded company, in each case, consummated prior to December 31, 2021 or (y) in connection with a PIPE Investment.

“Fidelity”
Fidelity Management & Research Company, or each shareholder that is an “affiliate” of Fidelity Management & Research Company within the meaning of Rule 405 under the Securities Act, and each of their Permitted Transferees, including for the avoidance of doubt the following entities: (i) Fidelity Securities Fund: Fidelity OTC Portfolio, (ii) Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (iii) Fidelity Growth Company Commingled Pool, (iv) Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (v) Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (vi) Pyramis Lifecycle Blue Chip Growth Commingled Pool, and (Vii)

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund.

“Founder”	Adam Singolda.

“Investor Rights Agreement”	Amended and Restated Investors’ Rights Agreement dated as of December 22, 2014, as amended (the “IRA”).

“IPO”
The closing of the Company’s initial firmly underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), or the Israeli Securities Law, 1968 as amended, or equivalent Law of another jurisdiction, or any other transaction as a result of which the company’s shares become publicly traded or exchanged for shares in a publicly traded company.

“Judicial Liquidation Event”	Company’s liquidation, winding-up dissolution, whether voluntary or involuntary.

the “Law”	The Companies Law and any other valid and relevant Law at that time.

“Liquidation Event”	Judicial Liquidation Event and/or a Deemed Liquidation Event

“Merger Agreement”	The Agreement and Plan of Merger by and among the Company, Taboola Holdings, Inc., Aloobat, Inc., Perfect Market, Inc., and Fortis Advisors LLC, dated as of June 25, 2014.

“Ordinary Shares”	Ordinary Shares of the Company with no par value.

“PIPE Investment”	A primary investment in, or secondary share purchase of, equity of the Company or a special purpose acquisition company in connection with a SPAC Transaction.

“Preferred Shares”
All the following shares:

(i) Series A Preferred Shares of the Company with no par value;

(ii) Series B Preferred Shares of the Company with no par value;

(iii) Series B-1 Preferred Shares of the Company with no par value;

(iv) Series B-2 Preferred Shares of the Company with no par value;

(v) Series C Preferred Shares of the Company with no par value;

(vi) Series D Preferred Shares of the Company with no par value;

(vii) Series E Preferred Shares of the Company with no par value.

“Series A Preferred Share Purchase Agreement”	The Series A Preferred Share Purchase Agreement entered into by and among the Company, the Founder and the Purchasers listed therein, dated June 11, 2007.

“Series B Preferred Share Purchase Agreement”	The Series B Preferred Share Purchase Agreement entered into by and among the Company, and the Purchasers listed therein, dated June 11, 2008.

“Series B-1 Preferred Share Purchase Agreement”	The Series B-1 Preferred Share Purchase Agreement entered into by and among the Company, and the Purchasers listed therein, dated February 11, 2010.

“Series B-2 Preferred Share Purchase Agreement”	The Series B-2 Preferred Share Purchase Agreement entered into by and among the Company, and the Purchasers listed therein, dated June 6, 2011.

“Series C Preferred Share Purchase Agreement”	The Series C Preferred Share Purchase Agreement entered into by and among the Company, and the Purchasers listed therein, dated June 6, 2012.

“Series D Preferred Share Purchase Agreement”	The Series D Preferred Share Purchase Agreement entered into by and among the Company, and the Purchasers listed therein, dated December 31, 2012.

“Series E Preferred Share Purchase Agreement”
Collectively, the Series E Preferred Share Purchase Agreement entered into by and among the Company and the Purchasers listed therein dated December 22, 2014, and any subsequent joinder agreements thereto entered into by and among the Company and the Purchasers listed therein.

“SPAC Transaction”
A merger or business combination transaction involving a special purpose acquisition company and the Company or one or more of its subsidiaries and resulting in the Company’s shares becoming publicly traded, or exchanged for shares in a publicly traded company.

"Strategic SPA"
The Series E Share Purchase Agreements between the Company and the following strategic investors: Comcast Ventures LP, dated as of December 31, 2014, Yahoo Japan Corporation dated as of February 2015 and any other share purchase agreement that the Company's Board of Director decides to define as such.

4.	Private Company

The Company is a private company, and accordingly:

(a)
the number of shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, shareholders of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single shareholder;

(b)	any offer to the public to subscribe for any shares or debentures of the Company is prohibited; and

(c)	the right to transfer shares in the Company shall be restricted as provided in these Articles.

5.	Limitation of Liability

The liability of each shareholder for the Company’s obligations is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such shareholder.

SHARE CAPITAL

6.	Authorized Share Capital

The registered share capital of the Company is divided into:

(a)	330,000,000 Ordinary Shares, no par value (the “Ordinary Shares”);

(b)	3,753,325 Series A Preferred Shares, no par value (the “Preferred A Shares”);

(c)	5,502,480 Series B Preferred Shares, no par value (the “Preferred B Shares”);

(d)	5,931,411 Series B-1 Preferred Shares, no par value (the “Preferred B-1 Shares”);

(e)	3,949,052 Series B-2 Preferred Shares, no par value (the “Preferred B-2 Shares”, and together with Preferred B-1 Shares hereinafter referred to as “Preferred B-Sub Class Shares”);

(f)	6,580,182 Series C Preferred Shares, no par value (the “Preferred C Shares”);

(g)	6,401,587 Series D Preferred Shares, no par value (the “Preferred D Shares”); and

(h)	13,570,000 Series E Preferred Shares, no par value (the “Preferred E Shares”).

7.	Ordinary Shares

Subject to the rights conferred on the holders of the Preferred A Shares, the Preferred B Shares, the Preferred B-Sub Class Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares, the Ordinary Shares of the Company confer on the holders thereof the following rights: the right to be invited to the General Meeting of the Company, the right to participate in and to vote in the General Meeting of the Company, the right to receive dividends, the right to participate in the distribution of assets upon liquidation and certain other rights all as are specified in these Articles.

All the Ordinary Shares shall be equally ranked with each other pari passu, and every right attached to the Ordinary Shares together, shall be attached to each of them on a pro rata basis, according to the total number of Ordinary Shares that are issued at that time.

8.	Preferred Shares

The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company and, in addition, bear the rights specifically set forth in this Article 8, and such other rights as set forth in these Articles:

(a)
Every holder of Preferred Shares shall have one vote for each Ordinary Share into which each Preferred Share held by him of record could be converted (as provided in this Article 8), on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

All the Preferred Shares with regard to each Preferred Shares’ class shall be equally ranked with each other pari passu, and every right attached to the Preferred Shares together, shall be attached to each of them on a pro rata basis, according to the total number of Preferred Shares that are issued at that time. Notwithstanding the foregoing, to the maximum extent permitted under applicable Law, and unless otherwise explicitly provided by these Articles, for all purposes of these Articles, the holders of Preferred Shares shall be considered a single class.

(b)
Conversion Right. Each Preferred Share shall be (i) convertible into Ordinary Shares at the option of the holder thereof, at any time after the date on which such Preferred Share was issued by the Company (the “Original Issue Date”), (ii) subject to Article 78, automatically converted into Ordinary Shares, at any time after the Original Issue Date, (a) in the case of all shares other than the Preferred E Shares, in the event that the holders of at least a majority (“Majority Conversion”) of the Preferred Shares, on an as converted basis, consent to such conversion and (b) in the case of the Preferred E Shares, in the event that the holders of at least a majority (“Majority Preferred E Conversion”) of the Preferred E Shares consent to such conversion; and (iii) automatically converted into Ordinary Shares simultaneously with the earlier to occur of: (A) the closing of an initial public offering (IPO) (x) in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least 50 (fifty) million USD and (y) in the case of the Preferred E Shares only (unless holders of a majority of the Preferred E Shares otherwise agree), only if the price per share to the public is at least equal to the Conversion Price of the Preferred E Shares and (B) the closing of a SPAC Transaction (each of the transactions contemplated by this clause (iii), a “QIPO”). Each Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price as defined in this Article 8(b) by the applicable Conversion Price (as defined in and subject to adjustment under Article 8(d)) at the time of conversion of such Preferred Share. The “Original Issue Price” of: (i) the Preferred A Shares is US$ 0.4398826 per share; (ii) the Preferred B Shares is US$ 0.88028 per share; (iii) the Preferred B-Sub Class Shares is US$ 0.96978 per share; (iv) the Preferred C Shares is US$ 1.6681 per share; (v) the Preferred D Shares is US$ 2.622067946 per share; and (vi) the Preferred E Shares is US$ 10.4254 per share. The Original Issue Price shall be adjusted accordingly, pursuant to different events, including, inter alia, sub-division, recapitalization, reorganization, reclassification, consolidation, combination, split etc.

The Conversion right shall be exercised, subject and in accordance with the following provisions.

(c)
Before any holder of Preferred Shares shall be entitled (in the case of voluntary conversion) to convert the same into Ordinary Shares, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and shall give a written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the holder shall be treated for all purposes as the record holder of such Ordinary Shares as of such date. If the conversion is pursuant to an automatic conversion, then the conversion shall take place automatically regardless of whether the certificates representing such shares have been surrendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. The Company shall, as soon as practicable after the conversion and surrender of the certificate for the Preferred Shares converted, issue and deliver at such office to such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.

(d)	The initial Conversion Price of the Preferred Shares shall be the applicable Original Issue Price, as above detailed, (subject to any adjustments under this Article 8(d), the “Conversion Price”):

(i)	Issuance of Additional Shares (as defined below):

(A)
Until the QIPO, upon each issuance (or deemed issuance, as described below) by the Company of any Additional Shares at a price per share less than the applicable Conversion Price of any of the Preferred Shares then in effect, the Conversion Price then in effect for such Preferred Shares will be reduced according to a weighted average formula (the “Weighted Average Anti Dilution Formula”) , to a price equal to a fraction (i) the numerator of which is the sum of (A) the total number of Ordinary Shares outstanding prior to the issuance of such Additional Shares (on a fully-diluted basis after giving effect to all options to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all Preferred Shares and convertible securities) multiplied by the applicable Conversion Price in effect prior to the issuance of such Additional Shares plus (B) the total amount of the consideration received and/or to be received by the Company for such Additional Shares and (ii) the denominator of which is the sum of the total number of Ordinary Shares outstanding immediately prior to the issuance of such Additional Shares (on a fully-diluted basis after giving effect to all options to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all Preferred Shares and convertible securities) plus the number of such Additional Shares issued.

The formula can be expressed algebraically as follows:

where:

P =          Conversion Price of the Preferred Shares prior to the dilutive issuance.

P’ =          New Conversion Price of the Preferred Shares after the dilutive issuance.

N =          Total number of Ordinary Shares (on a fully-diluted basis after giving effect to all options to purchase Ordinary Shares and assuming the conversion into Ordinary Shares of all Preferred Shares and convertible securities) outstanding immediately prior to the dilutive issuance of Additional Shares.

n =          Number of Additional Shares issued in the dilutive issuance.

C =          Total amount of consideration received and receivable by the Company for the Additional Shares issued in the dilutive issuance.

(B)	[Reserved]

(C)	[Reserved]

(D)
No adjustments of a Conversion Price shall be made in an amount less than one cent ($0.01) per share. No adjustment of a Conversion Price shall be made if it has the effect of increasing the Conversion Price beyond the applicable Conversion Price in effect for such series of Preferred Shares immediately prior to such adjustment.

(E)
The consideration for the issuance of Additional Shares shall be deemed to be the amount of cash received and receivable therefor after giving effect to any discounts or commissions paid or payable by the Company for any underwriting or otherwise in connection with the issuance and sale thereof, and shall not include consideration other than cash.

(F)
In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities, which by their terms are convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, other than options to purchase Ordinary Shares granted to the Company’s employees, directors, consultants or officers pursuant to a share incentive plan approved by the Board of Directors of the Company (the “Board of Directors”), the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares, or upon the exchange or conversion of such security, shall be deemed to have been issued at the time of the issuance of such options, rights or securities, at a consideration equal to the consideration (determined in the manner provided in Article 8(d)(i)(D) and (E) above), received and receivable by the Company upon the issuance of such options, rights or securities plus any additional consideration payable to the Company pursuant to the term of such options, rights or securities (without taking into account potential antidilution adjustments) for the Ordinary Shares covered thereby; provided, however, that if any options as to which an adjustment to the Conversion Price has been made pursuant to this Article 8(d)(i)(F) expire without having been exercised, then the Conversion Price shall be readjusted as if such options had not been issued at all (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article).

(G)
For the purpose of Article 8(d)(i) hereof, the consideration for any Additional Shares shall be taken into account at the U.S. Dollar equivalent thereof, on the day such Additional Shares are issued or deemed to be issued pursuant to Article (d)(i)(E).

(ii)	“Additional Shares” shall mean any shares issued, or deemed to have been issued pursuant to Article 8(d)(i)(E), by the Company other than:

(A)	Ordinary Shares issued pursuant to a transaction described in Articles 8(d)(iii) or 8(d)(iv) hereof.

(B)
Ordinary Shares issued or reserved for issuance upon exercise of options under the existing share option plan or any other plan approved by the Board of Directors (including the directors appointed by the holders of the Preferred Shares in accordance with Article 47(a)) granted to officers, directors, employees, consultants or contractors of the Company.

(C)	Ordinary Shares issued upon conversion of the Preferred Shares.

(D)	Ordinary Shares issued pursuant to the IPO.

(E)
Securities which the holders of more than 75% of the then outstanding Preferred Shares agree in writing that they will not be included within the definition of “Additional Shares”; provided, however that a majority of the Preferred D Shares and a majority of the Preferred E Shares had also consented in writing to (or voted for) such decision.

(F)
Any securities issued in accordance with and pursuant to the Merger Agreement (including, without limitations, any and all Preferred Shares issued as part of the Total Merger Consideration and any Retention Securities granted in connection therewith, as such terms are defined in the Merger Agreement).

(G)
Any issuance of securities (x) in a PIPE Investment, or (y) which is conditioned upon the consummation of a transaction resulting in the Company’s shares becoming publicly traded or a transaction in which the Company’s shares will be exchanged for shares in a publicly traded company.

(iii)
If the Company subdivides or combines its Ordinary Shares, the applicable Conversion Price of each series of Preferred Shares shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or shall be proportionately increased, in the case of combination of shares, as the effective date of such combination.

(iv)
If the Company at any time pays a dividend, with respect to its Ordinary Shares only, payable in additional shares of Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Ordinary Shares, without any comparable payment or distribution to the holders of Preferred Shares (hereinafter referred to as “Ordinary Shares Equivalents”), then the applicable Conversion Price for each of the Preferred Shares shall be adjusted hereinafter: “CP”) as at the date of such payment to that price determined by multiplying the applicable Conversion Price in effect immediately prior to such payment by the following fraction, the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable (all together shall be called hereinafter: “OS”) with respect to Ordinary Shares Equivalents prior to the payment of such dividend, and the denominator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents immediately after (the new additional shares or other securities shall be called hereinafter: “NS”) the payment of such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

The equation shall be as follows: CP = OS/(OS+ NS)

(v)
In the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Article 8(d)(iv), then, in each such case, the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

(e)
If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of each series of Preferred Shares, as applicable, the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares, as applicable, would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustments shall be made in the application of the provisions of this Article 8(e) with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article 8(e) (including adjustments of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(f)
The Company will not, either directly or indirectly by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 8 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(g)	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of shares of Ordinary Shares to be issued shall be rounded to the nearest whole share.

(h)
Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 8, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares, a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a table setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share, as applicable.

(i)
In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)
The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes.

(k)
The Company shall pay any and all issue and other taxes (other than income or capital gain taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preferred Shares pursuant hereto. For clarification purposes, the Company shall not be obligated to pay any transfer taxes resulting from any transfer of securities requested by any holder in connection with any such conversion.

9.	Increase of Share Capital

Subject to Article 78, the Company may, from time to time, increase its share capital by the creation of new shares. Any such increase shall be divided into shares, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the resolution approving the creation of such shares shall provide. Except to the extent otherwise provided in the resolution creating such new shares, such new shares shall be subject to all the provisions applicable to the shares of their class.

10.	Special Rights; Modifications of Rights

(a)
Without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, and subject to Article 78, the Company may, from time to time, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in the resolution pursuant to which such shares are created.

(b)	i)	[reserved].

(ii)
The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class; provided, however, that the requisite quorum at any such separate General Meeting shall be one or more shareholders present in person or proxy and holding not less than twenty-five per cent (25%) of the issued shares of such class and subject to the provisions of Article 78.

(iii)
To the maximum extent permitted under applicable Law, and unless otherwise explicitly provided by these Articles (including Article 78 below), all shareholders of the Company shall vote together as a single class on any matter presented to the shareholders and all matters shall require the approval by the holders of a majority of the voting power of the Company represented at the meeting of all shareholders of all classes voting together as a single class, on as converted basis, including, without limitation, any amendment to these Articles, any issuance of securities of the Company (including, without limitation, the increase of the authorized number of shares of an existing class of shares or the creation of a new class of shares with equal or superior rights to any of the existing class of shares), or any transaction under Sections 341 or 350 of the Israeli Companies Law. Notwithstanding the foregoing, any amendment of any provision of these Articles which improves, or derogates from, the rights, powers, preferences or privileges of any class or series of the Company’s issued share capital without correspondingly improving, or derogating from, the rights, powers, preferences or privileges of all classes and series of the Company’s issued share capital shall require the consent of (a) the holders of a majority (60% in the case of the Series E Preferred Shares) of the shares of any such class and/or series. Notwithstanding the above, and subject to the following two sentences, any amendment of the provisions of Articles 63 or 77 which derogates from the rights set forth therein and applies to all classes and series of the Company’s issued share capital shall require the consent or resolution of the holders of 75% of each class of Shares (with the Preferred B1 and B2 being considered as a single class). Nothing in this Article 10 shall in any way derogate from the rights set forth in Article 78. Notwithstanding the above, the creation and/or issuance of additional securities of the Company to investors as part of any financing in the Company, whether having rights pari passu with or senior to the rights of a particular class of shares, shall not in and of itself be considered as an amendment or waiver requiring the consent under this Article 10(b)(iii) or Article 78(ii)-(iv).

(iv)
No holder of a certain class shall be banned from participating and voting in a separate General Meeting of such class required under these Articles by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares.

(v)
Notwithstanding anything to the contrary herein, and subject to the provisions of Article 78, any right granted, or an obligation or restriction imposed, specifically to or on a shareholder by name may not be amended or terminated, or the observance of any term of these Articles applicable specifically to a shareholder by name, in each case may not be waived without the written consent of such shareholder, unless such right has expired in accordance with its terms.

(vi)
Notwithstanding anything in these Articles (other than Article 78 below) and to the extent permitted by applicable law, the approval of a merger, consolidation and/or any transaction consummated pursuant Sections 314 – 327 of the Companies Law, as the case may be, or the approval of any transaction for the sale of all or substantially all of the Company’s assets, shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class. In the event that under applicable law a class vote is required for the approval of any transaction as aforesaid, which is approved by the shareholders at a General Meeting and, to the extent so required, pursuant to Article 78, each shareholder agrees to vote his shares in favor of such transaction in any class meeting.

(vii)
So long as Fidelity holds at least 75% of all of the Preferred E Shares purchased by it at a closing contemplated under the Series E Preferred Share Purchase Agreement, any consent or vote requiring the approval of a majority of the Preferred E Shares shall also require a majority of the Preferred E Shares held by Fidelity at such time.

11.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

(a)	The Company may, from time to time, (subject, however, to the provisions of Articles 10(b), 78 and 79 hereof and to the applicable Law):

(i)	consolidate and divide all or any of its issued or unissued share capital;

(ii)
subdivide its shares (issued or unissued) or any of them (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

(iii)
cancel any shares which, at the date of the adoption of such resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(iv)	reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by Law.

(b)
With respect to any consolidation of issued shares, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

(i)	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated;

(ii)	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iii)	redeem, in the case of redeemable preference shares, and subject to applicable Law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv)
cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 11(b)(iv).

SHARES

12.	Issuance of Share Certificates; Replacement of Lost Certificates

(a)	Share certificates shall be issued under the seal of the Company and shall bear the signature of a Director or of any other person or persons authorized thereto by the Board of Directors.

(b)
Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

(c)
A share certificate registered in the names of two or more persons shall be delivered to the person first named in the share register of the Company (the “Share Register”) in respect of such co-ownership.

(d)
If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

13.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

14.	Allotment of Shares; Pre-emptive Rights

(a)
Until a QIPO, prior to any future issuance and/or allotment of the Company shares and/or stocks and/or other securities, of any sort and kind to third parties, including, but not limited to, existing and/or future shareholders, but excluding (x) any issuance of securities in connection with a PIPE Investment or (y) other issuances of securities which are conditioned upon the consummation of a transaction resulting in the Company’s shares becoming publicly traded or a transaction in which the Company’s shares will be exchanged for shares in a publicly traded company, in each case (“Future Issuance”, “New Shares”, respectively), the Company shareholders (except for holders of the Company shares which were issued under an employee share ownership plan or under issuance of shares to consultants or contractors; to remove any doubt it should be emphasized that the Founder’s shares shall not be considered as “shares issued to employee”) (“Preemptive Right Holder”), shall have the right (“Preemptive Right”) to purchase up to their pro rata portion of any further issuance of New Shares, at the same terms of offering and offering price of such New Shares.

(b)
In case of Future Issuance, the Company shall give each Preemptive Right Holder a written notice (“Notice”) of its intention regarding the Future Issuance, describing the New Shares, the general terms including price upon which the Company proposes to issue the New Shares and the name of the potential purchaser.

(c)
In this Clause, the term “New Shares” shall mean any Ordinary Shares or preferred shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Ordinary Shares or preferred shares, and securities of any type whatsoever that are, or may become, convertible into said Ordinary Shares or preferred shares; provided however, that “New Shares” shall not include any of the securities described in clauses (A) through (G) of Article 8(d)(ii).

(d)
Each Preemptive Right Holder shall have 14 (fourteen) days from the date of receiving the Notice, to notify the Company of its intention to purchase all or any part of its pro rata portion of the New Shares.

(e)	The portion of New Shares which any Preemptive Right Holder will not purchase shall hereinafter be referred to as the “Remaining New Shares”.

(f)
The Remaining New Shares shall be offered again by the Company to Preemptive Right Holders that have exercised their Preemptive Right in full (hereinafter: the “Preemptive Right Buyers”) at the same price and on the same terms within 7 (seven) days following the end of the 14 (fourteen) aforesaid days.

(g)	If Preemptive Right Holder does not respond, it shall be regarded as giving notice of refusal to purchase his part in the New Shares.

(h)
The Preemptive Right Buyers shall be entitled to purchase the Remaining Offered Shares according to their pro rata portion between themselves and so on, unless agreed otherwise in writing among all the relevant Preemptive Right Buyers.

(i)
If the Preemptive Right Holders fail to exercise in full the Preemptive Right regarding all New Shares, within the periods specified above, then the Company shall have 120 (one hundred and twenty) days after the date of ending of the said periods to sell the unsold New Shares to any third party, including to any existing shareholder.

(j)
The Company shall furnish each Preemptive Right Holder, within 14 (fourteen) days after the date of signing the said transaction with a third party, a statement describing all the terms of the transaction which it has signed with any third party as well as a copy of the relevant documents.

(k)
If the Company has not sold the unsold New Shares within the said 120 (one hundred and twenty) day period, then the Company shall not thereafter issue or sell any New Shares without first offering such shares to the Preemptive Right Holders in the manner provided above.

(l)
In determining whether holders of the Preferred Shares have agreed to exclude such securities from the definition of “Additional Shares” in connection with any waiver of preemptive rights, the Preferred Shares held by any person who had proposed to purchase securities in such offer shall be disregarded.

15.	Payment in Installments

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

16.	Calls on Shares

(a)
The Board of Directors may, from time to time, make such calls as it may think appropriate upon shareholders in respect of any sum unpaid in respect of shares held by such shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

(b)
Notice of any call shall be given in writing to the shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

(c)
If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

(d)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

(e)
Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

(f)	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

17.	Prepayment

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of such shareholder’s shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 17 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

18.	Forfeiture and Surrender

(a)
If any shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

(b)
Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)
Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

(f)
Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 16(e) above, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

(g)
The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 18.

19.	Lien

(a)
Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for such shareholders debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existent on such shares immediately prior to such transfer.

(b)
The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, or such shareholder’s executors or administrators.

(c)
The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, such shareholder’s executors, administrators or assigns.

20.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Share Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after such purchaser’s name has been entered in the Share Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

21.	Redeemable Shares

The Board of Directors may, subject to the provisions of the Companies Law and Article 78, issue redeemable shares and redeem the same.

TRANSFER OF SHARES

22.	Effectiveness and Registration

(a)
No transfer of shares in the Company, and no assignment of an option to acquire such shares from the Company, shall be effective unless the transfer or assignment has been approved by the Board of Directors (provided that the foregoing shall not apply with respect to any transfer of any shares by any Excluded Series E Holder), but the Board of Directors shall not withhold its approval of any such transfer or assignment made in accordance with this Article 22 and Articles 14(c), 23, 24, 25 and 26.

(b)
No transfer of shares shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Share Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a reasonable fee for the registration of a transfer.

(c)
Any other provision of these Articles to the contrary notwithstanding, prior to the QIPO no transfers of shares in the Company may be made to a competitor of the Company, as deemed by the Board of Directors of the Company (in the case of any Excluded Series E Holder, only to the extent the Company has identified such person as a competitor prior to the time of such transfer), unless sold in connection with a sale of all, or substantially all, the Company’s shares or assets.

(d)
No such transfer of shares in the Company shall be allowed if it constitutes a public offering or public distribution of the Company’s shares pursuant to any applicable law or if, as a result of such transfer, the number of shareholders, as calculated pursuant to Article 4(a) above, shall exceed fifty (50), other than in connection with the PIPE Investments.

(e)	Paragraphs (a), (c) and (d) shall cease to apply upon consummation of a QIPO.

23.	Right of First Offer

Without derogating from the provisions of Article 22, except in connection with, or following, a QIPO, any transfer of Shares in the Company, other than (i) transfers by an Excluded Series E Holder, (ii) transfers to a Permitted Transferee, or (iii) Excluded Transfers, shall be subject to the following provisions:

(a)
No shareholder (hereinafter: the “Offeror”) shall transfer shares of the Company, to any third party (including Company’s existing shareholders), unless he offers them first to all the other holders of shares in the Company (except to Excluded Series E Holders and holders of shares issued to employees, consultants or contractors; to remove any doubt it should be emphasized that the Founder’s shares shall not be considered as “shares issued to employee”) (hereinafter: the “Offerees”), and they shall have the right of first offer to purchase the Offeror’s shares before any other third party (hereinafter: the “Right of First Offer”), and only if the Offerees refuse to purchase all those shares, then the Offeror shall be entitled to sell them to a third party, all as specified below.

(b)
If the Offeror wishes to sell or transfer all or part of his shares in the Company (hereinafter: the “Offered Shares”), he shall first give a written notice to the Offerees (hereinafter: the “Offer”), according to the proportion of their holdings of Shares, on as-converted basis, wherein he shall specify the number of shares offered, the general terms and the consideration upon which he would like to sell the Offered Shares and the name of the purchaser (hereinafter: the “Potential Purchaser”) who is interested in buying all the offered shares according to the said terms of payment.

(c)
The Offerees shall have a right to purchase the Offered Shares, on a pro rata and on as-converted basis, in proportion to the number of shares of the Company held by each one of them on an as-converted basis.

(d)
The Offerees shall respond to the Offeror in writing (hereinafter: the “Offerees Notice”) within 14 (fourteen) days after the date of receiving the Offer, if they wish to purchase all the Offered Shares, which were offered to him on the price and terms specified in the Offer.

(e)	If an Offeree does not respond in the above mentioned manner, it shall be regarded as giving notice of refusal to purchase his part in the Offered Shares or in the Remaining offered Shares.

(f)
Any Shares out of the Offered Shares for which the Offeror has not received any notice of a consent to purchase them as aforesaid (hereinbefore and hereinafter: the “Remaining Offered Shares”) shall be offered again by the Offeror (hereinafter: the “Additional Offer”) at the same price and on the same terms within 5 (five) days following the end of the 14 (fourteen) aforesaid days.

(g)
The Remaining Offered Shares shall be submitted to all the remaining shareholders who have given notice of their consent to purchase all the Offered Shares that were offered to them as aforesaid (hereinafter: the “Buyers”) and they shall be entitled to purchase all of them by giving notice to this effect to the Offeror within 14 (fourteen) days from the date of the Additional Offer.

(h)	If a Buyer does not respond in the above mentioned manner, it shall be regarded as giving notice of refusal to purchase his part in the Remaining Offered Shares.

(i)
The Remaining Offered Shares shall be divided between the Buyers according to the proportion of their holdings and the Buyers who purchase their pro rata portion in the Offered Shares shall be entitled to purchase such Remaining Offered Shares according to their pro rata portion between themselves and so on, unless agreed otherwise among all the relevant Buyers.

(j)
If the Offerees, or any one of them, do not respond that they are interested in buying all the Offered Shares, or if they do not respond at all to the Offer, then the Offeror may sell and transfer all the Offered Shares to the Potential Purchaser, within a period of 120 (one hundred and twenty) days from the ending of all periods.

(k)	Any sell of the Offered Shares to the Potential Purchaser as aforesaid, shall be in terms, which are not more favorable to the third party than the terms provided in the Offer.

(l)
If the Offeror does not sell and transfer all the Offered Shares to the Potential Purchaser within the aforesaid period, or he wishes to sell or transfer the Offered Shares on terms more favorable to the Potential Purchaser than the terms provided in the Offer, he shall offer first the Offered Shares to the Offerees in the aforementioned procedure.

(m)
A condition of the transfer of the shares to a third party is that the transferee takes upon himself all the undertakings of the transferor towards the other shareholders and toward the Company, as the case may be.

(n)	In the event that there is a situation in which fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred.

(o)	This Subarticle shall also apply to the sale of shares by a receiver, liquidator, trustee in bankruptcy, administrator of an estate, executor of a will, etc.

(p)	To remove any doubt, it should be emphasized that the Tag Along Right shall be applicable also in the event of exercising the Right of First Offer.

24.	Tag Along

(a)
Other than in connection with, or following, a QIPO or an Excluded Transfer, prior to any sale by the Founder (hereinafter: the “Seller”) of its/his respective shares in the Company, or any part thereof, to a third party (including Company’s existing shareholders), the Founder shall first be obliged to offer in writing to each of the holders of shares (except to holders of shares issued to employees, consultants or contractors) in the Company (hereinafter: the “Offerees”) to participate in such sale (hereinafter: the “Seller Notice”).

(b)	Such Seller Notice will specify the total number of shares proposed to be sold, the identity of the buyer and the proposed terms of the sale.

(c)
Each Offeree shall be entitled to participate in such sale (hereinafter: the “Tag Along Right”) on the same terms and conditions as the Seller, in the sale, in proportion to the respective numbers of Shares owned at such time by the Seller and all other holders of Shares who participate in the proposed sale. If such option is exercised by an Offeree, the Selling Shareholder shall not proceed with such sale unless the Participating Offeree, as defined below, is given the right to participate.

(d)
The Offeree who chooses to participate in such sale (hereinafter: the “Participating Offeree”) shall be entitled to participate in such sale up to such Participating Offeree pro rata holding of Shares.

(e)
Each of the Offerees that wishes to participate, must notify the Seller in writing (hereinafter: the “Offerees Notice”), within 30 (thirty) days after receipt of such Seller Notice, of its intention to participate in such sale, specifying the number of shares which it wishes to sell in such transaction, and in doing so, it will be obligated to the terms agreed upon between the Seller and the buyer, as specified in the Seller Notice as aforesaid.

(f)	If an Offeree does not respond in the above mentioned manner, it shall be regarded as refusal by such Offeree to exercise its Tag Along Right hereunder.

(g)	No transfer of shares by the Seller shall be concluded unless the buyers thereof concurrently purchases, on the same terms, all of the shares included in the Seller Notices given as aforesaid.

(h)
It is hereby clarified that the above Tag Along Right does not derogate from the Right of First Offer, and only if the Right of First Offer was not exercised, then the sale shall be subject to the Tag Along Right.

(i)	This Article 24 shall not apply with respect to any sale of securities by the Founder at a closing contemplated under the Series E Preferred Share Purchase Agreement.

25.	Founder No Sale.

The Founder shall be entitled, subject to Articles 23 and 24 and the terms and conditions of the Investor Rights Agreement, to make Dispositions; provided, however that until the earlier of: (a) an IPO (which, for the avoidance of doubt, includes a SPAC Transaction); (b) Liquidation Event; or (c) Termination of Founder’s employment in the Company and/or its subsidiary, the Founder shall not make a Disposition of more than fifteen percent (15%) of the shares (and options) held by him as of the Closing of the Series D Preferred Share Purchase Agreement in any twelve-month period or more than forty percent (40%) of such shares (and options) in the aggregate (including the Disposition made under the Share Transfer Agreement, as such term is defined in the Series D Preferred Share Purchase Agreement) (provided that the cap of forty percent (40%) shall be calculated at any Disposition, based on the number of shares and vested options).

“Disposition” shall mean any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal of, by gift or otherwise, or other transaction that in any way encumbers any of the Founder’s securities and shares of the Company.

26.	Permitted Transfers

Notwithstanding the provisions of Articles 23 and 24, any of the shareholders may freely transfer its shares to the following (each a “Permitted Transferee”): (i) in the case of transfers from a shareholder to any other entity which controls, is controlled by or is under common control with, such shareholder, and as to any shareholder which is a general or limited partnership, assignments and transfers to its partners and to affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner, (ii) in the case of transfers from a shareholder who is a trustee to its beneficiaries or an alternate trustee for the same beneficiaries, (iii) in the case of transfers from an individual, to such person’s spouse, siblings, ancestors and descendants, any spouse of such sibling, ancestors or descendants, or any trust for the benefit of such person, (iv) to the transferees under any sales of shares pursuant to the Series E Preferred Share Purchase Agreement or any ancillary documents thereto and (v) any transfers under Article 28. Any Permitted Transferee shall be subject to the rights and obligations attached to the shares transferred, whether set out in these Articles of Association, the Series A Preferred Share Purchase Agreement, the Series B Preferred Share Purchase Agreement, the Series B-1 Preferred Share Purchase Agreement, the Series B-2 Preferred Share Purchase Agreement, the Series C Preferred Share Purchase Agreement, the Series D Preferred Share Purchase Agreement, the Series E Preferred Share Purchase Agreement and any ancillary documents thereto, the Strategic SPA and/or the Merger Agreement and any ancillary documents thereto.

In addition, Articles 23 and 24 shall cease to apply upon a QIPO.

27.	Suspension of Registration

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

BRING-ALONG

28.	Sale of the Company

(a)
A “Sale of the Company” shall mean a transaction or series of related transactions, (i) in which any third party, or a group of related third parties, offers to purchase from shareholders of the Company shares representing more than 50% (fifty percent) of the outstanding issued share capital of the Company, (ii) in which an offer is made for any merger of the Company with or into another entity, or (iii) an offer is made for the purchase of all or substantially all of the Company's assets. The offer does not need to include the final set of the transaction documents and can be by terms of a non-binding term-sheet or other form of a non-binding offer that sets forth the intention of a potential buyer to enter into a transaction as aforesaid.

(b)
In the event that, prior to the QIPO and notwithstanding anything herein to the contrary, and subject to Article 78(i), the holders of at least 60% (sixty percent) of all of the outstanding issued share capital of the Company (the “Selling Investors”) approve a Sale of the Company in writing, then, effective beginning seven (7) days from notice by the Selling Investors and/or the Company of the aforesaid approval to the other shareholders, each shareholder (including shareholders who are opposing the Sale of the Company) and the Company hereby agree:

(i)
if such transaction requires shareholder approval (whether by a General Meeting and/or by class vote), with respect to all shares that such shareholder owns or over which such shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all shares in favor of, and adopt, such Sale of the Company (together with any related amendment to these Articles required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)
to sell the same proportion of shares of the Company beneficially held by such shareholder as is being sold by the Selling Investors to the third party to whom the Selling Investors propose to sell their shares, and, except as permitted in Article 28(c), on the same terms and conditions as the Selling Investors;

(iii)
to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Article 28, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv)
not to deposit, and to cause their affiliates not to deposit, except as provided in these Articles, any shares of the Company owned by such party or affiliate in a voting trust or subject any shares to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v)	to refrain from exercising any dissenters’ rights or rights of appraisal or any equivalent of any of the foregoing under applicable law at any time with respect to such Sale of the Company;

(vi)
if the consideration to be paid in exchange for the shares pursuant to this Article 28 includes any securities and due receipt thereof by any shareholder would require under applicable law (A) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities, or (B) the provision to any shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such shareholder in lieu thereof, against surrender of the shares which would have otherwise been sold by such shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares; and

(vii)
in the event that the Selling Investors, in connection with such Sale of the Company, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the shareholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (A) to consent to (i) the appointment of such Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the shareholder, and (B) not to assert any claim or commence any suit against the Shareholder Representative or any other shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

(c)	Notwithstanding the foregoing, a shareholder will not be required to comply with Article 28(b) in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(i)
any representations and warranties to be made by such shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares, including, but not limited to, representations and warranties that (i) the shareholder holds all right, title and interest in and to the shares such shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obli-gations of the shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the shareholder have been duly executed by the shareholder and delivered to the acquirer and are enforceable against the shareholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii)
the shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all shareholders);

(iii)
the liability for indemnification, if any, of such shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its shareholders in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all shareholders), and subject to the provisions of these Articles related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such shareholder in connection with such Proposed Sale;

(iv)
liability shall be limited to such shareholder’s applicable share (determined based on the respective proceeds payable to each shareholder in connection with such Proposed Sale in accordance with the provisions of these Articles) of a negotiated aggregate indemnification amount that applies equally to all shareholder but that in no event exceeds the amount of consideration otherwise payable to such shareholder in connection with such Proposed Sale, except with respect to claims related to fraud by such shareholder, the liability for which need not be limited as to such shareholder;

(v)
upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s shares will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of shares, (ii) each holder of a series of Preferred Shares will receive the same amount of consideration per share of such series of Preferred Shares as is received by other holders in respect of their shares of such same series, (iii) each holder of Ordinary Shares will receive the same amount of consideration per share of Ordinary Shares as is received by other holders in respect of their shares of Ordinary Shares, and (iv) the aggregate consideration receivable by all holders of the Preferred Shares and Ordinary Shares shall be allocated among the holders in the manner specified in Article 77 as in effect immediately prior to the Proposed Sale as if the Proposed Sale were a Deemed Liquidation Event; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Preferred Shares pursuant to this Article 28(c)(v) includes any securities and due receipt thereof by any holder of Preferred Shares would require under applicable law (A) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities, or (B) the provision to such holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such holder of Preferred Shares in lieu thereof, against surrender of the Preferred Shares which would have otherwise been sold by such holder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such holder would otherwise receive as of the date of the issuance of such securities in exchange for the Preferred Shares; and

(vi)
subject to Article 28(c)(v) requiring the same form of consideration to be available to the holders of any single class or series of share capital, if any holders of any share capital of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such share capital will be given the same option; provided, however, that nothing in this Article 28(c)(vi) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s shareholders.

(d)
No shareholder shall be a party to any Sale of the Company unless (i) all holders of Preferred Shares are allowed to participate in such transaction and (ii) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in Article 77 as in effect immediately prior to the Proposed Sale as if the Proposed Sale were a Deemed Liquidation Event.

(e)
Notwithstanding anything to the contrary, this Article 28 shall not apply to the Preferred E Shares without the consent of the majority of the holders of the Preferred E Shares, unless the consideration received in respect of the Preferred E Shares is at least equal to their Original Issue Price.

(f)
The aforesaid sixty percent (60%) shareholding requirement is hereby determined also for the purposes of Sections 341 and 350 of the Companies Law, and other than set forth specifically above, the procedure set forth in Section 341 of the Companies Law regarding the method by which shareholders who do not sign all related documentation shall be forced to sell their securities shall apply provided, however, that (i) Section 341 should be interpreted to include all of the undertakings, obligations, commitments and agreements set forth in this Article 28; and (ii) subject only to mandatory applicable law, to the extent there is any inconsistency between Article 28 and Section 341 of the Companies Law, Article 28 shall prevail. In that regard the shareholders specifically stipulate that Section 341(d) should not be interpreted, or construed, in a manner which limits shareholders' power to amend the provisions of Section 341 only with respect to the threshold set forth in Section 341(a) and therefore the terms set forth in this Article 28 are to supersede the provisions of Section 341.

(g)
With respect to Section 341 of the Companies Law, all shareholders specifically agree that: (i) Section 341 requires a class vote only if solely a specific class of shares is being purchased; (ii) Section 341 should not be interpreted or construed in a manner that prevents the Company to negotiate the terms of any Sale of the Company or to be a party to the purchase agreement; (iii) the two (2) month period set forth in Section 341(a) should not be interpreted or construed in a manner that limits the time frame in which the terms of the agreements pertaining to a Sale of the Company are being negotiated and agreed upon; in this regard, the Selling Investors may agree to sell their shares to the buyer even after the lapse of the two (2) month period set forth in Section 341(a) and the bring-along provisions set forth in the Companies Law will still be in force and effect; correspondently, the shareholders agree that the two month period set forth in Section 341(a) can also be shortened by the provisions set forth in Article 28(b) above (i.e. the seven (7) day period), and therefore the shareholders will need to comply with this Article 28; (iv) an agreement of the Selling Investors to sell their shares pursuant to Section 341 does not need to include the final set of the transaction documents; moreover, the consummation of the Sale of the Company can be subject to condition and therefore the “bring-along proceedings” (e.g. the date in which a bring along notice is sent, the time frame in which a shareholders should react etc.) pursuant to Section 341 can be triggered by the terms of a non-binding term-sheet, memorandum of understanding, letter of intent or other form of a non-binding offer that sets forth the intention of a potential buyer to enter into a Sale of the Company; (v) the notices that should be sent by the buyer under the provisions set forth in Section 341(a) and 341(c) (each a “341 Notice”) may be sent by either the buyer or the Company and the time frame set forth in the aforementioned provisions for sending each of the 341 Notices shall not be limited to the time frame specified therein.

(h)
This Article 28 shall not be interpreted or deemed to derogate from the Company’s and/or the shareholders rights and/or freedom to enter into and/or perform any Sale of the Company and is intended to facilitate such transaction.

TRANSMISSION OF SHARES

29.	Decedents’ Shares

(a)
In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 29 (b) have been effectively invoked.

(b)
Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

30.	Receivers and Liquidators

(a)
The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

(b)
The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

31.	Annual General Meeting

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or outside the State of Israel as may be determined by the Board of Directors.

32.	Extraordinary General Meetings

(a)	All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings.”

(b)
The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or outside the State of Israel, as may be determined by the Board of Directors, and shall be obligated to do so upon requisition in writing in accordance with Sections 63 or 64 of the Companies Law.

33.	Notice of General Meetings; Omission to Give Notice

Not less than five (5) days’ prior notice shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

PROCEEDINGS AT GENERAL MEETINGS

34.	Quorum

(a)
Two or more shareholders (not in default in payment of any sum referred to in Article 18(a)), present in person or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company including the holders of a majority of the Ordinary Shares and of the Preferred Shares, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business. General Meetings may be held telephonically or by any other means of communication, provided that each shareholder participating in such meeting can hear all of the other shareholders participating in such meeting.

(b)
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the chairman of the Board of Directors (the “Chairman”) may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) shareholders (not in default as aforesaid) present in person or by proxy shall constitute a quorum.

35.	Chairman

The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman, or if at any meeting such Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the shareholders present shall choose by a majority decision someone of their number to be Chairman. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second, an additional or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he or she is also a shareholder or such proxy).

36.	Adoption of Resolutions at General Meetings

Subject to the provisions of Article 78 and the Companies Law:

(a)	A Resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

(b)
Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

(c)
A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

37.	Resolutions in Writing

A resolution in writing signed (which may be executed on the same instrument or in any number of counterparts) by all shareholders of the Company then entitled to attend and vote at General Meetings or to which all such shareholders have given their written consent (by telephone, e-mail, facsimile, letter or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

38.	Power to Adjourn

The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

39.	Voting Power

Subject to the provisions of Article 78 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every shareholder shall have one vote for each share held by such shareholder of record, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means.

40.	Voting Rights

(a)
No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by such shareholder in respect of such shareholder’s shares in the Company have been paid.

(b)
A company or other corporate body being a shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power that the latter could have exercised if it were an individual shareholder. Upon the request of chairman of the meeting, written evidence of such authorization (in form acceptable to the chairman) shall be delivered to the chairman.

(c)
Any shareholder entitled to vote may vote either personally, or by writing or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 40(b).

(d)
If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Share Register.

PROXIES

41.	Instrument of Appointment

(a)
The instrument appointing a proxy shall be in writing and in any usual or common form or in such other form as may be approved by the Board of Directors, including a form which provides for a continuing proxy until the occurrence of such date or event as is specified in the proxy. It shall be duly signed by the appointor or his duly authorized attorney or, if such appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

(b)
The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Registered Office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

42.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death, liquidation or winding-up of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, liquidation, winding-up revocation or transfer shall have been received by the Company or by the chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder may revoke the appointment by means of a written notice to the Chairman.

BOARD OF DIRECTORS

43.	Powers of Board of Directors

The Board of Directors shall determine the Company’s policies, oversee the activities of the Chief Executive Officer, and take such other actions as are described in Section 92 of the Companies Law. The authority conferred on the Board of Directors by this Article 43 shall be subject to the provisions of the Companies Law, of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

44.	Exercise of Powers of Directors

(a)	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

(b)
Subject to the provisions of Article 78, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote, when such directors are entitled to vote and actually vote thereon (without counting abstentions).

(c)
Pursuant to Section 103 of the Companies Law, the Board of Directors shall be authorized to approve resolutions without convening a meeting; provided, however, that each Director then entitled to attend and vote at a meeting of the Board of Directors has given consent to approve resolutions without convening a meeting. The Chairman shall prepare a written protocol of such a resolution and shall note each Director’s vote and the fact that the Directors consented to approve such a resolution without convening a meeting of the Board of Directors.

45.	Delegation of Powers

(a)
Subject to Section 112 of the Companies Law, the Board of Directors may delegate any or all of its powers to committees, each consisting of two or more persons (all of whose members must be Directors and at least one of whom shall be a Director appointed pursuant to Article 47(a) and at least one of whom shall be a Director appointed pursuant to Article 47(e)), and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

(b)
Without derogating from the provisions of Article 59, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think appropriate, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the terms and conditions of employment, of all such persons, and may require security in such cases and in such amounts as it thinks appropriate.

(c)
The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at Law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

46.	Number of Directors

The Board of Directors of the Company shall consist of up to eight (8) Directors.

47.	Election, Appointment and Removal of Directors

(a)
Evergreen V L.P. and Evergreen V-A L.P. (together “Evergreen”) shall be entitled to appoint together two (2) members of the Company’s Board of Directors (the “Evergreen Directors”). In addition Evergreen shall have the right to nominate 1 (one) observer (“EG Observer Right”) to the Board of Directors. Such observer shall have all rights as the other directors except for voting rights.

(b)	One (1) member of the Board of Directors shall be the Company’s Founder;

(c)
Marker II LP Taboola Series E LP and/or its Permitted Transferees shall be entitled to appoint one (1) member of the Company’s Board of Directors (the “Marker Director”) and shall have the right to nominate 1 (one) observer to the Board of Directors. Such observer shall have all rights as the other directors except for voting rights.

(d)
The holders of a majority of the issued and outstanding Ordinary Shares (i.e., not including any Preferred Shares) shall be entitled to appoint two (2) members of the Company’s Board of Directors (“OS Directors”).

(e)
Pitango Venture Capital Fund VI, L.P. and Pitango Venture Capital Principals Fund VI, L.P. (together: “Pitango”) shall be entitled to appoint one (1) member of the Company’s Board of Directors (the “Pitango Director”, and together with the Evergreen Directors and the Marker Director, the “Preferred Directors”).

(f)
In addition, Evergreen Directors, Marker Director, Pitango Director, Founder and all OS Directors (or one OS Director if only one was appointed) shall be entitled, at their sole and absolute discretion, to appoint from time to time, by an unanimous decision, one (1) additional director (“BOD Director”). Any BOD Director may be removed at the election of two of the directors which are non BOD Directors.

(g)
Excluding the Founder who shall only have the right to serve as a director in person, any Director(s) may only be removed from office (by written notice) by the individual(s) or entity(ies) that designated such Director, and any vacancy, however created, in the Board of Directors may only be filled (by written notice) by the individual(s) or entity(ies) that designated the previous director of such vacancy. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later.

(h)	Fidelity will be entitled to designate 1 (one) observer to the Board of Directors. Such observer shall have all rights as the other directors except for voting rights.

(i)	This Article 47 shall cease to apply upon consummation of a QIPO.

48.	Chairman of the Board of Directors

The Chairman of the Board of Directors shall be appointed by a majority decision of the Board of Directors. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixes for the meeting, or if the appointed Chairman is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. In any case the Chairman shall not have an additional, second or casting vote.

49.	Qualification of Directors

No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

50.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act as usual in every matter.

51.	Vacation of Office

(a)
The office of a Director shall be vacated by the Director’s written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(b)
The office of a Director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) such Director’s death, (ii) such Director is convicted of an offense as described in Section 232 of the Companies Law, (iii) such Director is removed by a court of Law in accordance with Section 233 of the Companies Law, (iv) such Director becomes legally incompetent, (v) if such Director an individual, such Director is declared bankrupt, (vi) if such Director is a corporate entity, upon its winding-up liquidation, whether voluntary or involuntary; or (vii) was removed by the shareholders that appointed him to the office.

52.	Remuneration of Directors

No Director shall be paid any remuneration by the Company for such Director’s services as a member of the Board of Directors, unless such remuneration has been approved pursuant to the provisions of the Companies Law.

53.	Conflict of Interests

Subject to the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

54.	Alternate Directors

(a)
A Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

(b)	Any notice given to the Company pursuant to Article 54(a) shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(c)
An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

(d)	Any natural person may act as an Alternate Director.

(e)	An Alternate Director shall alone be responsible for his own acts and defaults, al subject and accordance with the provisions of the Companies Law.

(f)
The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 52, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

55.	Meetings

(a)
The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit. Meetings of the Board of Directors may be held telephonically or by any other means of communication provided that each Director participating in such meeting can hear all of the other Directors participating in such meeting.

(b)
The Chairman of the Board of Directors, and in the absence of a Chairman, any Director, may, convene a meeting of the Board of Directors, but not less than two (2) days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting.

(c)
Upon the receipt of a written request under any of the following circumstances, the Chairman of the Board of Directors shall, and in the absence of a Chairman, any Director receiving such written request shall, convene a meeting of the Board of Directors, but not less than two (2) days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting:

(i)	upon the receipt of a written request from any of the Directors;

(ii)	upon the receipt of any written request from the Chief Executive Officer of the Company requesting an action of the Board of Directors; or

(iii)	upon the receipt of a written request from the Accountant Controller of the Company regarding material flaws in the Company’s internal accounting methods.

56.	Quorum

(a)
A quorum at a meeting of the Board of Directors shall be constituted by the presence, in person or represented by an Alternate Director, of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by Chairman of the Board of Directors).

(b)
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to such time, date and place as the Chairman may determine, provided that not less than two (2) days’ written notice shall have been provided to each of the Directors of such meeting. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) members of the Board of Directors present in person or represented by an Alternate Director shall constitute a quorum.

57.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

MINUTES

58.	Minutes

(a)
Minutes of each General Meeting and of each meeting of the Board of Directors (or any committee thereof) shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

(b)
Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

CHIEF EXECUTIVE OFFICER

59.	Chief Executive Officer

(a)
The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officers(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including General Manager, Managing Director, Director General or any similar or dissimilar title). The appointment of the Chief Executive Officer(s) may be either for a fixed term or without any limitation of time. The Board of Directors may from time to time remove or dismiss the Chief Executive Officer(s) from office and appoint another or others in the Chief Executive Officer(s)’s place.

(b)
The Chief Executive Officer(s) shall manage the business of the Company, subject to the policies established by the Board of Directors, such limitations and restrictions as are set forth in these Articles or as the Board of Directors may from time to time prescribe, and the provisions of the Companies Law.

(c)
The Board of Directors may from time to time determine the Chief Executive Officer’s salary and other terms and conditions of the Chief Executive Officer’s employment, subject to the provisions of the Companies Law.

(d)
Subject to the provisions of the Companies Law, the Chief Executive Officer of the Company may appoint additional Office Holders (as such term is defined in the Companies Law) of the Company (other than Directors and Chief Executive Officers), and other employees or services providers and determine the duties and powers of such Office Holders, and the terms and conditions of such Office Holders’ employment. The Chief Executive Officer shall notify the Board of Directors of each such appointment at the first meeting of the Board of Directors following such appointment.

INDEMNIFICATION AND INSURANCE

60.	Indemnity

(a)
The Company shall be entitled to indemnify an office holder (as defined in the Companies Law) (hereinafter: “Office Holder”), to the fullest lawful extent, in connection with acts or omissions done by him is such capacity, all subject and according to the provisions of the Companies Law and the Law. Subject to the provisions of the Companies Law, the Company may exempt in advance, by a Board resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company; provided however, that the Company may not exempt in advance a director from his/her/its liability for damages resulting from a breach of his/her/its duty of care to the Company in a “Distribution” (as defined in the Companies Law).

(b)
The Company shall be entitled to give, in advance, its undertaking to indemnify an Office Holder in respect of any liability or expense for which indemnification may be provided under Section 260(a)(1) of the Companies Law, provided that: (1) in the opinion of the Board of Directors such liabilities and expenses can be foreseen, at the time the undertaking to indemnify is provided; (2) the Board of Directors determined a reasonable limits to the amount of indemnification all subject and according to the provisions of the Companies Law and the Law.

(c)	The Company is entitled to indemnify an Office Holder retroactively, all subject and according to the provisions of the Companies Law and the Law.

61.	Insurance

The Company shall be entitled to enter into an agreement, in order to insure an Office Holder against any liability that may be imposed on him, to the fullest lawful extent, in connection with acts or omissions done by him is such capacity, all subject and according to the provisions of Section 261 of the Companies Law and the Law.

RIGHTS OF SIGNATURE AND THE COMPANY SEAL

62.	Rights of Signature and Rubber Stamp

The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company, together with the Company’s seal or the Company’s printed name, shall bind the Company insofar as such person(s) acted and signed within the scope of such person’s authority.

DIVIDENDS

63.	Declaration of Dividends

(a)
Subject to Articles 8, 64 and 78, the Company shall be entitled to decide upon a distribution (as defined in the Companies Law), including with regard to dividends and bonus shares, subject and according to the provisions of the Companies Law and the Law.

(b)	The Board of Directors shall decide upon a dividend distribution.

(c)	Subject to Articles 8, 64 and 78, dividends shall be paid, on a pro rata basis (on an as-converted basis).

(d)	Subject to Articles 8, 64 and 78, dividends shall be paid for shares that were not fully paid during any period, for which the dividends are paid, in a relative manner of the paid up value.

64.	Dividend Preference

(a)
First, notwithstanding Article 63, and subject to the provisions of the Companies Law, each holder of Preferred E Shares shall be entitled to receive, pro-rata, and in preference to any other class or series of shares in the Company, dividends in an amount equal to the Original Issue Price of the Preferred E Shares, held thereby (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually (the “Preferred E Dividends”), as and if declared by the Board of Directors. In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred E Shares in proportion to the full Preferred E Dividends such holders would otherwise be entitled to receive.

(b)
Second, after payment of the Preferred E Dividends in full, each holder of Preferred D Shares shall be entitled to receive, pro-rata, and in preference to any other class or series of shares in the Company, dividends in an amount equal to the Original Issue Price of the Preferred D Shares, held thereby (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually (the “Preferred D Dividends”), as and if declared by the Board of Directors. In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred D Shares in proportion to the full Preferred D Dividends such holders would otherwise be entitled to receive.

(c)
Third, after payment of the Preferred E Dividends and the Preferred D Dividends in full, each holder of Preferred C Shares and Preferred B-Sub Class Shares shall be entitled to receive, pro-rata, and in preference to any other class or series of shares in the Company, dividends in an amount equal to the Original Issue Price of the Preferred C Shares or Preferred B-Sub Class Shares, as applicable, held thereby (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually (the “Preferred C and B-Sub Class Dividends”), as and if declared by the Board of Directors. In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred C Shares and Preferred B-Sub Class Shares in proportion to the full Preferred C and B-Sub Class Dividends such holders would otherwise be entitled to receive.

(d)
Fourth, after payment of the Preferred E Dividends, the Preferred D Dividends and the Preferred C and B-Sub Class Dividends in full, any remaining proceeds, if any, shall be distributed pro-rata among the holders of the Preferred B Shares, while each holder of Preferred B Shares shall be entitled to receive, pro-rata, and in preference to any other class or series of shares in the Company (except the Preferred E Shares, the Preferred D Shares, the Preferred C Shares and Preferred B-Sub Class Shares), dividends in an amount equal to the Original Issue Price of the Preferred B Shares held thereby (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually (the “Preferred B Dividends”), as and if declared by the Board of Directors. In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred B Shares in proportion to the full Preferred B Dividends such holders would otherwise be entitled to receive.

(e)
Fifth, after payment of the Preferred E Dividends, the Preferred D Dividends, the Preferred C and B-Sub Class Dividends and the Preferred B Dividends in full, any remaining proceeds, if any, shall be distributed pro-rata among the holders of the Preferred A Shares, while each holder of Preferred A Shares shall be entitled to receive, pro-rata, and in preference to any other class or series of shares in the Company (except the Preferred E Shares, the Preferred D Shares, the Preferred C Shares and Preferred B-Sub Class Shares, and the Preferred B Shares), dividends in an amount equal to the Original Issue Price of the Preferred A Shares held thereby (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually (the “Preferred A Dividends”), as and if declared by the Board of Directors. In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred A Shares in proportion to the full Preferred A Dividends such holders would otherwise be entitled to receive.

(f)
Sixth, after payment of the Preferred E Dividends, the Preferred D Dividends, the Preferred C and B-Sub Class Dividends, the Preferred B Dividends and the Preferred A Dividends in full, (or in case no such preferences, or any portion thereof, are paid), any remaining proceeds, if any, shall be distributed pro-rata (treating the Preferred A Shares, the Preferred B Shares, the Preferred B-Sub Class Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares, on an as-converted basis) among the holders of the Preferred A Shares, the Preferred B Shares, the Preferred B-Sub Class Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares and all other shareholders of the Company.

(g)
The Preferred A Dividends, the Preferred B Dividends, the Preferred C and B-Sub Class Dividends, the Preferred D Dividends and the Preferred E Dividends shall accrue, whether declared or not, from the date on which each share of the Preferred A Shares, the Preferred B Shares, the Preferred B-Sub Class Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares, respectively, was actually issued.

(h)
Notwithstanding any provision of Articles 64(b)-(e) to the contrary, in the event that, without giving effect to the distribution of Preferred D Dividends, the Preferred C and B-Sub Class Dividends, the Preferred B Dividends and the Preferred A Dividends under Articles 64(b)-(e), the aggregate dividends to be distributed per share (on an as-converted basis) would result in the holders of the Preferred D Shares, the Preferred C Shares, the Preferred B-Sub Class Shares, the Preferred B Shares and the Preferred A Shares receiving an amount equal to (or exceeding) the applicable Original Issue Price (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like) plus accrued but unpaid Preferred D Dividends, Preferred C and B-Sub Class Dividends, Preferred B Dividends and Preferred A Dividends, then such dividends shall be distributed only under Article 64(f); provided, that after giving effect to all other applicable provisions of this Article 64, the holders of Preferred D Shares, the Preferred C Shares, the Preferred B-Sub Class Shares, the Preferred B Shares and the Preferred A Shares shall receive an amount equal to not less than the Original Issue Price of the Preferred D Shares, the Preferred C Shares, the Preferred B-Sub Class Shares, the Preferred B Shares and the Preferred A Shares, as applicable, held thereby (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like) plus accrued but unpaid Preferred D Dividends, Preferred C and B-Sub Class Dividends, Preferred B Dividends and Preferred A Dividends, as applicable.

(i)
Notwithstanding any provision in Articles 64(a) to the contrary, in the event that, (i) without giving effect to the distribution of Preferred E Dividends under Article 64(a), the aggregate dividends to be distributed per share (on an as-converted basis) would result in each of the holders of the Preferred E Shares receiving an amount equal to not less than the Original Issue Price of the Preferred E Shares (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like) plus accrued but unpaid Preferred E Dividends, and (ii) distributions to the other classes of Preferred Shares under this Article 64 are made without giving effect to the Preferred D Dividends, the Preferred C and B-Sub Class Dividends, the Preferred B Dividends and the Preferred A Dividends, as applicable, then such dividends shall be distributed only under Article 64(f); provided, that after giving effect to all other applicable provisions of this Article 64, the holders of Preferred E Shares shall receive an amount equal to not less than the Original Issue Price of the Preferred E Shares (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like) plus accrued but unpaid Preferred E Dividends; provided however that if at any time until the lapse of the 18-month period following the initial closing of the investment pursuant to the Series E Preferred Share Purchase Agreement, the Board of Directors declares a dividend distribution, then the term “Original Issue Price” in this Article 64(i) shall be deemed to read “two (2) times the Original Issue Price.”

65.	Payment in Specie

Upon the recommendation of the Board of Directors approved by a Resolution of the Company, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

66.	Implementation of Powers Under Articles 63 and 64

For the purpose of giving full effect to any resolution under Articles 63 and 64, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may determine the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

67.	Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any shareholder in respect of a share any and all sums of money then payable by such shareholder to the Company on account of calls in respect of shares of the Company.

68.	Retention of Dividends

(a)
The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)
The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 29 and 30, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

69.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of three (3) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

70.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

71.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

72.	Books of Account

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable Law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think appropriate, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by Law or authorized by the Board of Directors or by a Resolution of the Company.

73.	Fiscal Year

The Company’s fiscal year shall commence on January 1st and end on the following December 31st.

74.	Audit

(a)
As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred and twenty (120) days thereafter, the Company shall prepare a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with United States generally accepted accounting principles consistently applied (the “Annual Financial Statements”). The Annual Financial Statements shall be Audited for correctness by the Company’s auditor and shall be approved and signed by the Board of Directors.

(b)
From the date of the provision to the shareholders of a notice of an Annual General Meeting, and until the Annual General Meeting, the Company shall maintain at its principal office a copy of the Annual Financial Statements and shall make the Annual Financial Statements available to any shareholder who requests access to or a copy of the Annual Financial Statements.

75.	Auditors

(a)
The shareholders of the Company shall appoint an Auditor(s) of the Company at the Annual General Meeting. Such appointment shall be in force until the end of the fiscal year for which the appointment is made, or for a longer period if so resolved at the Annual General Meeting, but in no event for a period of more than three fiscal years. The shareholders of the Company may remove the Auditor(s) at any time.

(b)	The appointment and/or removal, authorities, rights and duties of the Auditor(s) of the Company shall be regulated by applicable Law.

(c)	The Board of Directors shall determine the remuneration of the Auditor(s) and report to the shareholders on such remuneration at the Annual General Meeting.

NOTICES

76.	Notices

(a)
Any written notice or other document may be served by the Company upon any shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such shareholder at such shareholder’s address as described in the Share Register or such other address as such shareholder may have designated in writing for the receipt of notices and other documents. Such documents may also be sent via fax to fax numbers designated by the Shareholder. Any written notice or other document may be served by any shareholder upon the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its registered address. Any such notice or other document shall be deemed to have been served two (2) business days after it has been posted (five (5) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two (2) days or five (5) days, as the case may be, after it has been posted, or when actually tendered in person, to such shareholder (or to the Secretary or the Chief Executive Officer); provided, however, that notice may be sent by e-mail, facsimile or other electronic means and confirmed by registered mail as aforesaid, and such notice shall be deemed to have been given twenty-four (24) hours after such e-mail, facsimile or other electronic communication has been sent or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 76(a).

(b)
All notices to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Share Register, and any notice so given shall be sufficient notice to the holders of such share.

(c)
Any shareholder whose address is not described in the Share Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

LIQUIDATION

77.	Liquidation

In the event of Liquidation Event of the Company all the assets of the Company available for distribution among the holders of the Company’s shares shall be distributed to them in the following order and preference:

(a)
First, each Preferred E Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred E Shares (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually and less any dividend amounts paid thereon (the “Preferred E Preference”). In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred E Shares in proportion to the full Preferred E Preference such holders would otherwise be entitled to receive.

(b)
Second, after payment of the Preferred E Preference in full, each Preferred D Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred D Shares (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually and less any dividend amounts paid thereon (the “Preferred D Preference”). In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred D Shares in proportion to the full Preferred D Preference such holders would otherwise be entitled to receive.

(c)
Third, after payment of the Preferred E Preference and the Preferred D Preference in full, each Preferred C Share and Preferred B-Sub Class Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred C Shares and Preferred B-Sub Class Shares, as applicable (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually and less any dividend amounts paid thereon (the “Preferred C and B-Sub Class Preference”). In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred C Shares and Preferred B-Sub Class Shares in proportion to the full Preferred C and B-Sub Class Preference such holders would otherwise be entitled to receive.

(d)
Fourth, after payment of the Preferred E Preference, the Preferred D Preference and the Preferred C and B-Sub Class Preference in full, any remaining proceeds, if any, shall be distributed pro-rata among the holders of the Preferred B Shares, while each Preferred B Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred B Shares (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually less any dividend amounts paid thereon to the holders of Preferred B Shares (the “Preferred B Preference”). In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred B Shares in proportion to the full Preferred B Preference such holders would otherwise be entitled to receive.

(e)
Fifth, after payment of the Preferred E Preference, the Preferred D Preference, the Preferred C and B-Sub Class Preference, and the Preferred B Preference in full, any remaining proceeds, if any, shall be distributed pro-rata among the holders of the Preferred A Shares, while each Preferred A Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred A Shares (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually and less any dividend amounts paid thereon to the holders of Preferred A Shares (the “Preferred A Preference”). In the event that the assets of the Company available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Preferred A Shares in proportion to the full Preferred A Preference such holders would otherwise be entitled to receive.

(f)
Sixth, after payment of the Preferred E Preference, the Preferred D Preference, the Preferred C and B-Sub Class Preference, the Preferred B Preference and Preferred A Preference in full (or in case no such preferences, or any portion thereof, are paid), any remaining proceeds, if any, shall be distributed pro-rata (treating the Preferred A Shares, the Preferred B Shares, the Preferred B-Sub Class Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares on an as-converted basis) among the holders of the Preferred A Shares, of the Preferred B Shares, of the Preferred B-Sub Class Shares, of the Preferred C Shares, of the Preferred D Shares, of the Preferred E Shares and of all other shareholders of the Company.

(g)
The Preferred A Preference, the Preferred B Preference, the Preferred C and B-Sub Class Preference, the Preferred D Preference and the Preferred E Preference shall accrue from the date on which each share of the Preferred A Shares, the Preferred B Shares, the Preferred B-Sub Class Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares, respectively, was actually issued.

(h)
Notwithstanding any provision in Articles 77(b)-(e) to the contrary, in the event that, without giving effect to the payment of the Preferred D Preference, the Preferred C and B-Sub Class Preference, the Preferred B Preference and the Preferred A Preference under Articles 77(b)-(e), the aggregate assets to be distributed per share (on an as-converted basis) would result in each of the holders of the Preferred D Shares, the Preferred C Shares, the Preferred B-Sub Class Shares, the Preferred B Shares and the Preferred A Shares, receiving an amount equal to not less than the Original Issue Price of the Preferred D Shares, the Preferred C Shares, the Preferred B-Sub Class Shares, the Preferred B Shares and the Preferred A Shares, as applicable, held thereby (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like) plus accrued but unpaid Preferred D Dividends, Preferred C and B-Sub Class Dividends, Preferred B Dividends and Preferred A Dividends, then such assets shall be distributed only under Article 77(f); provided, that after giving effect to all other applicable provisions of this Article 77, the holders of the Preferred D Shares, the Preferred C Shares, the Preferred B-Sub Class Shares, the Preferred B Shares and the Preferred A Shares shall receive an amount equal to not less than the Original Issue Price of Preferred D Shares, the Preferred C Shares, the Preferred B-Sub Class Shares, the Preferred B Shares and the Preferred A Shares, as applicable, held thereby (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like) plus accrued but unpaid Preferred D Dividends, Preferred C and B-Sub Class Dividends, Preferred B Dividends and Preferred A Dividends, as applicable.

(i)
Notwithstanding any provision in Article 77(a) to the contrary, in the event that, (i) without giving effect to the payment of the Preferred E Preference under Article 77(a), the aggregate assets to be distributed per share (on an as-converted basis) would result in each of the holders of the Preferred E Shares receiving an amount equal to not less than the Original Issue Price of the Preferred E Shares (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like) plus accrued but unpaid Preferred E Dividends, and (ii) the distributions to the other classes of Preferred Shares under this Article 77 are made without giving effect to the Preferred D Preference, the Preferred C and B-Sub Class Preference, the Preferred B Preference or Preferred A Preference, as applicable then such assets shall be distributed only under Article 77(f); provided, that after giving effect to all other applicable provisions of this Article 77, the holders of Preferred E Shares shall receive an amount equal to not less than the Original Issue Price of the Preferred E Shares (subject to adjustments for any recapitalizations, stock combinations, stock splits and the like) plus accrued but unpaid Preferred E Dividends; provided further that if at any time until the lapse of the 18-month period following the initial closing of the investment pursuant to the Series E Preferred Share Purchase Agreement, the Company enters into an agreement or takes any action that results in a Liquidation Event, then the term “Original Issue Price” in this Article 77(i) shall be deemed to read “two (2) times the Original Issue Price.”

In the event of a Deemed Liquidation Event pursuant to this Article 77, if any portion of the consideration payable to the holders of the Company’s shares is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of Company’s shares in accordance with this Article 77 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any Additional Consideration which becomes payable to the holders of the Company’s shares upon satisfaction of such contingencies shall be allocated among the holders of the Company’s shares in accordance with this Article 77 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the avoidance of doubt, any such consideration placed into escrow in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

MAJOR DECISIONS

78.          Notwithstanding anything to the contrary in these Articles:

(i)          Until the QIPO, any action or resolution either directly or indirectly by amendment, merger, consolidation or otherwise, regarding any of the following issues shall require the prior written consent of the holders of more than 50% of the issued and outstanding Preferred Shares voting as one class and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)	altering or changing (by merger, organization or otherwise) the rights, preferences, or privileges of the Preferred Shares;

(b)	creating or issuing any class or series of shares or other securities having rights or a preference equal or superior to the Preferred Shares;

(c)	effecting a Deemed Liquidation Event;

(d)	effecting a reclassification or recapitalization of the outstanding share capital of the Company (other than share splits and other technical changes in the Company’s share capital);

(e)	declaration or payment of any dividend or other distribution to shareholders of cash, shares, or other assets;

(f)	amending or modifying the Company’s Articles in a manner that changes the rights of the Preferred Shares;

(g)	effecting any Judicial Liquidation Event of the Company or any subsidiary or the cessation of all or a substantial part of the business of the Company or any subsidiary;

(h)	approval of any interested party transaction;

(i)
increasing or decreasing the authorized number of Ordinary Shares or any series of Preferred Shares, except for any increase in the number of authorized Series E Preferred Shares as may be contemplated by the Series E Preferred Share Purchase Agreement;

(j)
resulting in the redemption of any Preferred Shares or Ordinary Shares (other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of series and other standard exceptions included in these Articles); and

(k)	increasing or decreasing the authorized size of the Company’s Board of Directors.

(ii)          Until the QIPO, any action or resolution either directly or indirectly by amendment, merger, consolidation or otherwise, regarding any of the following issues shall require the prior written consent of any two of the Marker Director and Evergreen Directors and the Pitango Director and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)
making any loans or advances to employees other than (i) in the ordinary course of business as travel advances, or (ii)  in an amount of up to four times such employee’s gross monthly salary, provided, however, that the cumulative amount of all such loans outstanding shall not at any time exceed US$ 500,000;

(b)
making of any guarantee which exceeds US$100,000 except to a subsidiary of the Company or except to a publisher in the ordinary course of the Company’s business (subject to compliance with the signature rights decisions of the Board of Directors);

(c)	creating any mortgage, pledge or other security interest in all or substantially all of the property of the Company or a Company’s subsidiary;

(d)	hiring or firing of the Chief Executive Officer of the Company and any Vice Presidents reporting directly to the Chief Executive Officer; and

(e)	approval of the Company’s annual budget.

(iii)          Until the QIPO, any action or resolution either directly or indirectly by amendment, merger, consolidation or otherwise, regarding any of the following issues shall require the prior written consent of the holders of more than 50% of the issued and outstanding Preferred D Shares and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)          approval of an automatic conversion of the Preferred D Shares into Ordinary Shares by Majority Conversion under Article 8 above;

(b)          approval of any transaction or action (including any waiver of rights) which would have the effect of amending or adversely affecting the rights, preferences or privileges enjoyed by the Preferred D Shares or rights specifically designated to Pitango (including this Article);

it is being clarified that the creation and/or issuance of additional securities of the Company to investors as part of any financing in the Company, whether having rights pari passu with or senior to the rights of the Preferred D Shares, shall not be considered as an amendment or waiver requiring the consent under this Article 78(iii).

(c)          Issuance of any Preferred D Shares resulting in Pitango not holding a majority of the Preferred D Shares.

(iv)          Until the QIPO, any action or resolution either directly or indirectly by amendment, merger, consolidation or otherwise, regarding any of the following issues shall require the prior written consent of the holders of more than 50% of the issued and outstanding Preferred E Shares (subject to Article 10((b)(vii)) and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)          approval of an automatic conversion of the Preferred E Shares into Ordinary Shares by Majority Preferred E Conversion under Article 8 above;

(b)          approval of any transaction or action (including any waiver of rights) which would have the effect of amending or adversely affecting the rights, preferences or privileges enjoyed by the Preferred E Shares (including this Article); it is being clarified that the creation and/or issuance of additional securities of the Company to investors as part of any financing in the Company, whether having rights pari passu with or senior to the rights of the Preferred E Shares, shall not be considered as an amendment or waiver requiring the consent under this Article 78(iv);

(c)          approval of any waiver of the application of the provisions regarding dividends in Articles 63 and 64, in the event that such waiver would result in the holders of the Preferred E Shares receiving less than the Preferred E Dividends, or approval of any waiver of the application of the liquidation provisions in Article 77 in connection with a Liquidation Event in the event that such waiver would result in the holders of the Preferred E Shares receiving less than the Preferred E Preference;

(d)          approval of the purchase, redemption, or payment of any dividends on, any series of shares other than the Series E Preferred (other than (i) shares repurchased from former employees or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost (or such higher price as may be set forth in the terms of the applicable agreement), (ii) repurchases of, or dividends on, shares having rights junior to the rights of the Series E Preferred which are funded by the issuance of shares having rights junior to the rights of the Series E Preferred, and (iii) as contemplated by the Series E Preferred Purchase Agreement);

(e)          approval of any waiver of or amendment to the anti-dilution provisions in Article 8 to the extent such waiver or amendment affects the Preferred E Shares;

(f)          approval of any waiver of or amendment to the definition of “Preferred E Shares” or any related definitions, or approval of any waiver of or amendment to the Board of Directors observer provisions of Article 47(h); and

(g)          approval of any increases or decreases in the number of authorized Preferred E Shares, except as may be contemplated by the Series E Preferred Purchase Agreement.

The said veto rights as detailed in this Article 78 cannot be transferred and/or assigned to any third party, including but not limited to, pursuant to any transfer of shares, except to a Permitted Transferee.

79.          The Company shall ensure that the provisions of Article 78 shall apply to actions taken by any of the Company’s subsidiaries. The signature rights in any of the Company’s subsidiaries will be subject to approval of the Company’s Board of Directors.

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